Exhibit 10.3

2005 Stock-Settled Stock Appreciation Right Grant Terms and Conditions

Pursuant to the Brunswick Corporation 2003 Stock Incentive Plan (the “Plan”)

Purpose	To promote Brunswick’s long term financial interests and growth.
Stock-Settled Stock Appreciation Right

The right to receive a payment in Brunswick stock equal to the excess of the stock’s market value at exercise over the exercise price as established on the date of grant attributable to the number of underlying Stock-Settled Stock Appreciation Rights granted.

Grant Date	January 31, 2005
Exercise Price	$ Closing price as reported for the New York Stock Exchange — Composite Transactions on date of grant.
Option Term

Stock settled SARs not exercised will be cancelled the earlier of:

•   Ten years from date of grant, or

•   Based on termination of employment in the following instances:

•   Five years after termination due to death, permanent disability (as defined below),

•   Five years after termination if age and years of service equal 65 or more at the time of termination (SARs continue to vest per normal vesting schedule after termination),

•   Two years after termination following a Change in Control (as defined in the Plan),

•   One year after involuntary termination without cause (for example, reductions-in-force or reorganization), or if your employer ceases to be a subsidiary of Brunswick, unless the Committee provides otherwise,

•   30 days after voluntary termination by you, or

•   Last day of employment if involuntarily terminated for cause (willful misconduct in the performance of your duties).

Vesting

Stock Settled SARs vest and become exercisable the earlier of:

•   One-fourth of the SARs granted on each of the first, second, third, and fourth anniversaries following grant, so long as you continue to be employed by Brunswick or its designated affiliates on each such anniversary.

•   Termination due to death, permanent disability (as defined below), or

•   A Change in Control (as defined in the Plan).

Exercise Settlement- Payment

On exercise, the number of shares of Brunswick stock delivered will be determined as follows:

•   The difference between the closing market price on date of exercise and the exercise price will be determined.

•   This difference will be multiplied by the number of SARs being exercised to determine the total dollar gain.

•   The total dollar gain will be divided by the closing market price on date of exercise.

Tax Withholding

The resulting tax withholding liability (to meet required FICA, federal, state, and local withholding) can be paid in any combination of the following:

•   Cash or check, or by

•   Selling shares to cover minimum tax withholding liability only.*

*Involves a “sale” of stock.  Trading stock based on insider information is prohibited.  Contact the Corporate Legal Department if you have any questions before you exercise a SAR

Additional Terms and Conditions

Grants are subject to the terms of the Plan.  To the extent any provision herein conflicts with the Plan, the Plan shall govern.  The Human Resources and Compensation Committee of the Board administers the Plan.  The Committee may interpret the Plan and adopt, amend and rescind administrative guidelines and other rules as deemed appropriate.  Committee determinations are binding.

Permanent disability means the inability, by reason of a medically determinable physical or mental impairment, to engage in any substantial gainful activity, which condition, in the opinion of a physician selected by the Committee, is expected to have a duration of not less than 120 days.

The Plan may be amended, suspended or terminated at any time.  The Plan will be governed by the laws of the State of Illinois, without regard to the conflict of law provisions of any jurisdiction.

Nothing contained in these Terms and Conditions or the Plan constitutes or is intended to create a contract of continued employment.  Employment is at-will and may be terminated by either the employee or Brunswick (including affiliates) for any reason at any time.

Questions should be directed to

Lesley Harling

Shareholder Services

Brunswick Corporation

1 N. Field Court

Lake Forest, Illinois 60045-4811

847-735-4294

lesley.harling@brunswick.com